EXHIBIT 99.1

Bravo Multinational Incorporated (BRVO) Completes a New Casino Gaming Business Venture in Nicaragua

Toronto, Canada --May 17 , 2016-- Bravo Multinational Incorporated (BRVO: OTCPINK) completed an acquisition transaction on May 6, 2016 with Centro de Entretenimiento y Diversion Mombacho S.A., a well respected and established company with its head-quarters located in Managua, Nicaragua.

In this transaction, Bravo will purchase in total 500 slot and video poker gaming machines, in a part stock and part seller financed transaction.  All machines have been fully Nationalized (import tax’s paid) and are to be operated under a long-term (year 2033) countrywide national license.

Paul Parliament, Bravo CEO, stated, “We at Bravo are very excited to move forward with this aggressive project for which we see very positive future rewards.  Also, the many additional doors it will open for BRVO, and the foothold this will establish in Nicaragua is extremely promising. The current economic climate in Nicaragua is very positive with data showing in 2015 an economic growth rate of 4.9% driven by high growth in the construction and manufacturing sectors.”

Mr. Julios Kosta, Centro de Entretenimiento Diversion Mombacho S.A., Presidente , stated, “My company has strong established business connections with over 14-years gaming experience in the Nicaraguan market place and throughout Central and South America which will provide numerous long-term benefits and support for this new relationship with Bravo. We look forward to working closely with Mr. Parliament and his team to develop not only this transaction but to also expand into many other mutually beneficial business opportunities.”

Full transactional details on this completed business venture are contained within a US SEC FORM 8-K filing.

The Company executives remain confident that this transaction is a solid financial move, providing a long-term steady revenue source for Bravo Multinational Incorporated.

BRVO continues to advance several of its other business operations, and information as such will be forthcoming when available.

About Bravo Multinational Incorporated:

Bravo Multinational Incorporated (OTCPINK: BRVO) is a diversified Company, with casino equipment holdings in Central and South America as well as gold / silver mining properties and claims in North America. Bravo’s growth strategy, driven by partnerships, acquisitions, and new ventures should result in financially viable and profitable corporate divisions.

For further information about Bravo Multinational Incorporated please contact, YES INTERNATIONAL, 757-306-6090 or yes@yesinternational.com.

Bravo Multinational Incorporated cautions that the statements made in this press release and other forward looking statements made on behalf of the Company may be affected by such other factors including, but not limited to, vagaries of trade, market competition and other risks detailed herein and from time to time in the U.S. Securities and Exchange Commission filings of the Company.